OncoSec CEO Sends Letter to Fellow Shareholders

Explains Crucial Importance of Strategic Transaction and Partnership with CGP and Sirtex

Immediate $30 Million Cash Infusion at a Premium Provides Pathway to Unlock Value of TAVO and OncoSec’s Entire Platform

Transaction is Optimal Way to Deliver Improved Value for Shareholders

Vote “FOR” the CGP/Sirtex Transaction on the WHITE Proxy Card Today

SAN DIEGO and PENNINGTON, N.J., December 12, 2019 – Daniel O’Connor, President, Director & CEO of OncoSec Medical Incorporated (NASDAQ: ONCS) (the “Company” or “OncoSec”), a company developing late-stage intratumoral cancer immunotherapies, today sent the following letter to shareholders. The full text of the letter and additional information can be found at www.advancingoncosec.com.

December 12, 2019

Dear Fellow OncoSec Shareholder,

I’m directing this letter to the loyal, long-time shareholders of OncoSec. You invested in OncoSec because you believed in our science and the potential of our technology, but unfortunately, you have also seen the Company’s value significantly erode.

How We Got Here and the Path Forward

When I joined the Company over two years ago, our main priorities were the following: (1) communicate to investors the potential of an investment in OncoSec; (2) raise capital to run the Company and the KEYNOTE-695 trial; (3) hire the right leaders to senior management positions and find key employees to run KEYNOTE-695; and (4) reorganize the Company while cutting unnecessary costs. Over the past two years, I believe that we have made solid progress towards these priorities and have laid the foundation to create long-term value for you, our shareholders. However, our stock price has not tracked accordingly. Like you, I am frustrated with where our stock currently is. To that end, I have endeavored to lead OncoSec on a path to create value and improve our stock price performance.

This was an important consideration that we took into account when considering the proposed strategic transaction with China Grand Pharmaceutical and Healthcare Holdings Limited (“CGP”) and Sirtex Medical US Holdings, Inc. (“Sirtex”). This deal was viewed positively by the market when announced. OncoSec’s stock price increased from $1.64 to $2.21 following announcement of the transaction.1 Importantly, in the weeks and months preceding the announcement of the transaction, our stock appeared to be on a decline. The announcement stopped that – which I believe speaks to the market’s interest in the transaction.

1 Closing price on October 9, 2019, the day prior to announcement of the transaction, compared to the closing price on October 10, 2019, the day the transaction was announced.

Vote “FOR” the CGP/Sirtex Transaction on the WHITE Proxy Card Today

Assuming that TAVO™ continues to demonstrate sufficient efficacy, 2020 could be a pivotal year for us. That is why the transaction with CGP and Sirtex is critical to the survival of our Company. It provides us with $30 million at a time when raising capital is particularly difficult without placing significant additional pressure on our stock price. This is our chance to take the omnipresent financing overhang off the table and use our capital wisely to continue to unlock the value of TAVO™ and our platform. This gives us the opportunity to see your investment in the Company begin to recover.

Clinical data will drive sustainable value for OncoSec. Data is the lifeblood of any biotech company. As such, if we do not have the money needed to finish our two ongoing KEYNOTE clinical trials or to initiate new potentially high value clinical trials that build on earlier trials, we have no way of generating data, and no opportunity to drive value for all the shareholders of our Company.

As you may know and as discussed in detail in our proxy statement, we spent the last several months working with top strategic advisors and investment bankers trying to find the best path forward. In fact, since I became CEO two years ago, we have been searching for a viable partner who believed in the potential of TAVO™ and our platform and was willing to make a significant capital commitment. To this end, we have secured, subject to shareholder approval, a strategic partnership with CGP and Sirtex. We believe this transaction is not only the best option for the Company’s future, but is also the only option that provides us sufficient capital to reach data in both KEYNOTE studies in 2020.

Alpha Holdings: Questionable Motives Without Viable Solutions

To use an analogy

Imagine we are in a car traveling for a long trip. When we started our trip, we had gas in our tank. Unfortunately, along the way, weather and road conditions caused us to run low on gas, but there is no gas station for miles. We pull over to consider our options and, fortunately, we are able to flag down a service truck with gas. The truck driver offers to sell us the gas at a much better price than we would get at the next station, assuming we even have enough gas to reach it. Should we accept the truck driver’s offer or, in contrast, do what Alpha Holdings, Inc. (“Alpha”) is urging—throw caution to the wind, hoping that we can raise cash to fund our clinical trials sometime down the road?

Please ask yourself—is Alpha offering you any feasible options or ideas? Is Alpha trying to make a better proposal itself? No. To the contrary, Alpha offers nothing other than urging you to vote “no” on an excellent and unique opportunity presented by the transaction with CGP and Sirtex. Alpha does not care about your investment and is doing everything possible to stop a very positive transaction for our Company. Indeed, by launching multiple lawsuits against the Company along with a distracting and expensive proxy contest against the transaction, Alpha has forced OncoSec to divert precious resources from clinical trials and treating cancer patients to defend the Company against Alpha’s attempts to create confusion and fear among OncoSec shareholders.

Alpha has known about the potential transaction since as early as May 2019 through Alpha’s appointed Director and Board Observer. For months, the Board discussed the potential of the transaction at Board meetings, without Alpha or its designees offering any viable alternatives. The only member of our Board that did not support the transaction was Alpha’s appointed director. I urged Alpha’s director that, even if Alpha did not support the deal, we had a fiduciary duty to act in the best interests of our shareholders and present the transaction to our shareholders to allow them to vote on the matter. Now, Alpha is seeking to take that right away from you and doing everything in its power to prevent a valid shareholder vote from ever happening. Please ask yourself “why?”

Outrageously, Alpha is trying to collect your vote while telling you that they may not cast any votes bestowed on Alpha as a proxyholder if doing so can prevent the Company from obtaining the quorum necessary to vote on the transaction. Further, Alpha has admitted that because of the possibility that Alpha will exercise this underhanded tactic, shareholders who wish to vote for an option other than against the transaction would be better served by voting on the Company’s proxy card. This is tantamount to getting your vote and then tossing it in the trash – all in an effort to prevent the voices of shareholders from being heard. It seems clear to me that by playing these games with shareholder votes, Alpha does not care about shareholder democracy and what the shareholders of the Company as a whole want, and instead is trying to impose the will and whims of a minority shareholder on the entirety of our shareholder base.

What if you were the CEO of OncoSec and received an offer to fund the Company with $30 million at a significant premium to the market price? Wouldn’t you at least think it should be a decision for shareholders to make? Alpha doesn’t think so, and that’s why they are doing everything within their power to prevent a shareholder vote.

I believe it would be reckless for us to continue our trip without the truck driver’s help and instead opting to get out of the car and hitchhike with gas can in hand. We have presented to you and our shareholders a strong, viable solution and we believe that prudence requires we, as shareholders, accept it.

What’s at Risk

I am deeply concerned that the future of our Company is at risk if we are unable to obtain shareholder approval for the transaction. If we do not gain enough votes to consummate the transaction, then we will, in all likelihood, not have enough funding to complete KEYNOTE-695, nor will we have the necessary resources to further evaluate the potential of TAVO™ combined with a checkpoint therapy in metastatic triple negative breast cancer. The consequences could be catastrophic for the Company and its shareholders and could be a significant loss to patients and medicine in general. This would be a travesty.

Assuming we could sell roughly the same 12 million shares we propose to sell in the transaction with CGP and Sirtex in a banker-led financing, we anticipate the proceeds we would receive after paying fees and expenses would last us approximately three months, which would certainly be nowhere near sufficient to achieve our data needs. In addition, we would not be selling the stock to a committed pharma partner such as CGP and Sirtex, but instead to an unknown number of investors who could quickly sell the stock into the market, putting downward pressure on the Company’s stock price (i.e., “cashing in” on the discount), while holding warrants. We would then have sold nearly every share of stock we have available and still NOT have the cash we need to generate the aforementioned necessary data that is our lifeblood.

When we appealed to our shareholders for an increase in the authorized share count earlier this year, Alpha agreed to support our proposal ONLY if we reduced the proposed increase from 29 million additional shares to 10 million additional shares. Having sufficient authorized shares is a necessity for any company, especially a biotech company. Due to concerns that we wouldn’t have the votes needed to increase our authorized share count, we were forced to agree to make the reduction to 10 million shares.

I believe that Alpha Holdings is trying to confuse you and use scare tactics to get you to vote against the critically necessary transaction with CGP and Sirtex. I urge you to consider whether Alpha is looking out for other shareholders or trying to drive its own agenda for the Company.

Please vote “FOR” the transaction on the WHITE card today, and help OncoSec continue to execute on our goals of providing positive data and continued increases in shareholder value.

More information about the transaction is available at www.advancingoncosec.com.

Sincerely,

Daniel O’Connor
President, Director & CEO
OncoSec Medical Incorporated

If you have any questions on how to vote, please contact the Company’s proxy solicitor at the contact listed below:

509 Madison Avenue, Suite 1608

New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200

E-mail: ONCS@morrowsodali.com

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About CGP

China Grand Pharmaceutical and Healthcare Holdings Limited (“CGP”) is a public company listed on the Hong Kong stock exchange with a market capitalization of approximately $1.8 billion USD. CGP develops, manufactures and distributes pharmaceutical products and medical devices to retailers and medical organisations. CGP currently distributes its products to approximately 6,000 hospitals and approximately 30,000 pharmacies and has a sales team of more than 2,000 employees. CGP also has significant experience in R&D and product commercialisation in China. Such experience dealing with the relevant Chinese regulatory bodies makes CGP an ideal strategic partner for OncoSec as it looks to gain regulatory approval to introduce TAVO™ to the Chinese market. For more information, visit www.chinagrandpharm.com.

About Sirtex

Sirtex Medical US Holdings, Inc. (“Sirtex”) is a global healthcare business company with offices in the U.S., Australia, Europe and Asia, working to improve outcomes in people with cancer. Sirtex’s current lead product is a targeted radiation therapy for liver cancer called SIR-Spheres® Y-90 resin microspheres. More than 100,000 doses have been supplied to treat patients with liver cancer at more than 1,000 medical centers in over 40 countries. Sirtex’s global focus on drug development makes it a natural partner for the Company as it looks to develop and introduce TAVO™ into markets around the world. For more information, visit www.sirtex.com.

About OncoSec Medical Incorporated

OncoSec Medical Incorporated (the “Company,” “OncoSec,” “we” or “our”) is a late-stage biotechnology company focused on developing cytokine-based intratumoral immunotherapies to stimulate the body’s immune system to target and attack cancer. OncoSec’s lead immunotherapy investigational product candidate – TAVO™ (tavokinogene telseplasmid) – enables the intratumoral delivery of DNA-based interleukin-12 (IL-12), a naturally occurring protein with immune-stimulating functions. The technology, which employs electroporation, is designed to produce a controlled, localized expression of IL-12 in the tumor microenvironment, enabling the immune system to target and attack tumors throughout the body. OncoSec has built a deep and diverse clinical pipeline utilizing TAVO as a potential treatment for multiple cancer indications either as a monotherapy or in combination with leading checkpoint inhibitors; with the latter potentially enabling OncoSec to address a great unmet medical need in oncology: anti-PD-1 non-responders. Results from recently completed clinical studies of TAVO have demonstrated a local immune response, and subsequently, a systemic effect as either a monotherapy or combination treatment approach. In addition to TAVO, OncoSec is identifying and developing new DNA-encoded therapeutic candidates and tumor indications for use with its new Visceral Lesion Applicator (VLA), to target deep visceral lesions, such as liver, lung or pancreatic lesions. For more information, please visit www.oncosec.com.

TAVO™ trademark of OncoSec Medical Incorporated.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc.

SIR-Spheres® is a registered trademark of Sirtex Medical US Holdings, Inc.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving OncoSec Medical Incorporated, Grand Decade Developments Limited, a direct, wholly-owned subsidiary of China Grand Pharmaceutical and Healthcare Holdings Limited and Sirtex Medical US Holdings, Inc. The Company has scheduled a special meeting of stockholders (the “Special Meeting”) in connection with the proposed transaction. The Company has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Special Meeting. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement and accompanying WHITE proxy card, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or from the Investor Relations section of the Company’s website (www.oncosec.com) after such materials are electronically filed with, or furnished to, the SEC.

Risk Factors and Forward Looking Statements

This release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements provide the Company’s current beliefs, expectations and intentions regarding future events and involve risks, uncertainties (some of which are beyond the Company’s control) and assumption. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms). Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company intends these forward-looking statements to speak only at the time they are published on or as otherwise specified, and does not undertake to update or revise these statements as more information becomes available, except as required under federal securities laws and the rules and regulations of the SEC. In particular, you should be aware that the strategic transaction with CGP and Sirtex may not close or may close on materially different terms, that Alpha may succeed in obtaining the relief it seeks in its litigation against the Company, in whole or in part, even though the Company believes that Alpha’s litigation is entirely without merit and that the success and timing of our clinical trials, including safety and efficacy of our product candidates, patient accrual, unexpected or expected safety events, and the usability of data generated from our trials may differ and may not meet our estimated timelines. Please refer to the risk factors and other cautionary statements provided in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2019 and subsequent periodic and current reports filed with the SEC (each of which can be found at the SEC’s website www.sec.gov), as well as other factors described from time to time in the Company’s filings with the SEC.

Company Contact:

Investor Contact:

Morrow Sodali

Chris Rice / Mike Verrechia

800-662-5200

Media Contacts

Gem Hopkins

Head of Corporate Communications

858-210-7334

ghopkins@oncosec.com

or

Sloane & Company

Dan Zacchei / Joe Germani, 212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com